Exhibit 5.1

August 4, 2015

NRG Yield, Inc.
211 Carnegie Center
Princeton, New Jersey 08540

RE: NRG Yield, Inc.

Ladies and Gentlemen:

We have acted as counsel to NRG Yield, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,021,250 shares of the Company’s Class A common stock (the “Class A Common Stock”) and 2,000,000 shares of the Company’s Class C common stock (the “Class C Common Stock”) and the issuance of an aggregate maximum of up to 2,000,000 shares of Class A Common Stock and Class C Common Stock (such issued shares, the “Shares”), pursuant to the NRG Yield, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Amended and Restated Plan”).

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Second Amended and Restated Certificate of Incorporation of the Company; (ii) the Certificate of Correction to Second Amended and Restated Certificate of Incorporation of the Company; (iii) the Second Amended and Restated Bylaws of the Company; (iv) the Registration Statement and the exhibits thereto; (v) the Amended and Restated Plan; (vi) such other corporate records, agreements, documents and instruments; and (vii) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

The opinion expressed below is based on the assumption that the Registration Statement has been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the

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terms of the Amended and Restated Plan, and will receive a prospectus containing all the information required by Part I of the Registration Statement before acquiring such Shares.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued pursuant to the Amended and Restated Plan in accordance with the terms and conditions thereof (including, where applicable, the payment of any exercise price, the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals), will be legally issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely yours,

/s/ Ballard Spahr LLP